UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 14, 2013
 Date of Report (Date of earliest event reported)

S&W SEED COMPANY
(Exact Name of Company as Specified in Its Charter)

Nevada	001-34719	27-1275784
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

25552 South Butte Avenue
Five Points, CA   93624
(Address of Principal Executive Offices Including Zip Code)

(559) 884-2535
(Company's Telephone Number, Including Area Code)

       Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On March 14, 2013, S&W Seed Company (the "Company") entered into a Share Acquisition Agreement (the "Acquisition Agreement") pursuant to which the Company, through its wholly owned subsidiary, S&W Seed Australia Pty Ltd, an Australia corporation ("S&W Australia"), will acquire all of the issued and outstanding ordinary shares of Seed Genetics International Pty Ltd, an Australia corporation ("SGI"), from SGI's shareholders (the "Acquisition"). Upon closing of the Acquisition, which is expected to occur on or about April 2, 2013 (the "Closing"), S&W Australia will own SGI's non-dormant alfalfa seed business.

As consideration for the Acquisition, the SGI shareholders will be paid the following amounts at Closing: $5.0 million in cash; between 864,865 and 914,286 in shares of the Company's common stock, with the actual number of shares to be determined under a collar mechanism based upon the ten day trailing volume weighted average price of the Company's common stock immediately before the Closing (the "VWAP") with the range of VWAP equal to or greater than $8.75 and equal to or less than $9.25; and $3.0 million in the form of a three-year, non-interest bearing, unsecured promissory note. The face amount of the promissory note is subject to reduction if SGI's net working capital is below the net working capital target at Closing. If the Company raises more than $9.5 million in an equity financing in any one fiscal quarter during the term of the promissory note, $1.0 million of the face amount of the note will become due and payable by the Company within 90 days of the end of the quarter in which the equity financing is completed, and the balance of $2.0 million will be due and payable upon the note's original maturity date.

The Acquisition Agreement is subject to various conditions, including ratification of the Acquisition Agreement by the Company and S&W Australia's Boards of Directors, selective due diligence by S&W Australia in respect of SGI's business and operations, and other customary closing conditions. The Acquisition Agreement includes customary representations, warranties and covenants. Subject to certain exceptions and limitations, each party has agreed to indemnify the other for breaches of representations, warranties and covenants and other specified matters.

In addition, under the Acquisition Agreement, the SGI shareholders and two affiliated directors of SGI have agreed, each individually, not to compete in the non-dormant alfalfa seed business for a period of up to five years after the Closing.

S&W Australia may terminate the Acquisition Agreement if the conditions to its entry into the Acquisition Agreement are not satisfied or waived by March 27, 2013.

The summary description of the Acquisition Agreement contained in this Current Report on Form 8-K is not complete and is qualified in its entirety by, and should be read in conjunction with, the complete text of the Acquisition Agreement, which is included as Exhibit 2.1 to this Current Report and is incorporated herein by reference.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On March 16, 2013, the Company conditionally elected Mark James Harvey to join its Board of Directors as Vice Chairman. Mr. Harvey's election is subject to the completion of the Acquisition, which is disclosed in greater detail in Item 1.01 above.

Mr. Harvey, 57, is a co-founder of SGI, which was founded in 2002. Since inception, he has served as director of international operations of SGI. In his capacity as a contractor to SGI, he has, since 2002, overseen sales and marketing. For more than 20 years, he also has served as the trustee of the Robert Harvey Family Trust, where he is responsible for overseeing all of the family trust's land and other property. He received his Diploma in Agriculture from Cunderlin College in Australia.

Item 8.01    Other Events.

On March 17, 2013, and on March 18, 2013, the Company made announcements regarding the Acquisition Agreement and the Acquisition. Copies of press releases issued by the Company with respect to the Acquisition Agreement and the Acquisition are filed herewith as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
2.1	Share Acquisition Agreement dated March 14, 2013
99.1	Press Release dated March 17, 2013
99.2	Press Release dated March 18, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

S&W SEED COMPANY

By: /s/ Matthew K. Szot

Matthew K. Szot
Senior Vice President of Finance and Chief Financial Officer

Date: March 20, 2013

EXHIBIT INDEX

Exhibit	Description
2.1	Share Acquisition Agreement dated March 14, 2013
99.1	Press Release dated March 17, 2013
99.2	Press Release dated March 18, 2013